UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/11/2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

As a result of further indicators of potential impairment, the Registrant performed an updated impairment analysis as of January 31, 2009 of its intangible asset associated with its Strategic Alliance Agreement with General Motors in accordance with FASB Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on this updated analysis, the Registrant concluded that the current carrying value of the intangible asset was impaired. The Registrant estimates that it will record in its financial statements for the fiscal quarter ended January 31, 2009, a non-cash impairment charge of approximately $5.8 million, which amount represents the remaining unamortized balance of the intagible asset associated with the strategic alliance.

The Registrant determined that it was appropriate to perform the updated analysis and impair the intangible asset due to the continued deterioration in the US economy, in particular, the automotive industry, and the increased level of uncertainty regarding General Motor's ability to fund future hydrogen fuel cell projects as contemplated under the strategic alliance during the quarter ending January 31, 2009.

The Company will not be required to make any current or future cash expenditures as a result of this impairment charge.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: February 18, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer